J.P. MORGAN EXCHANGE-TRADED FUND TRUST

MANAGEMENT AGREEMENT

AGREEMENT, made this 11th day of March, 2019, between J.P. Morgan Exchange-Traded Fund Trust, a statutory trust organized under the laws of the State of Delaware (the “Trust”), on behalf of the series of the Trust set forth in Schedule A (each, a “Fund”) , and J.P. Morgan Investment Management Inc., a Delaware corporation (the “Adviser”). This Agreement shall be effective as of March 11, 2019.

WHEREAS, the Trust is an open-end management investment company registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain the Adviser to render investment advisory and administration services to the Funds as agreed to from time to time between the Trust and the Adviser, and the Adviser is willing to render such services;

WHEREAS, the Adviser agrees to assume certain additional expenses of the Trust pursuant to the Agreement;

WHEREAS, for certain Funds that will be added to the Agreement, the Agreement replaces the separate Investment Advisory Agreements for the Trust dated May 9, 2014 and September 9, 2015 and the Administration Agreement for the Trust dated May 9, 2014.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1. APPOINTMENT. The Trust hereby appoints the Adviser to act as investment adviser to the Funds for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. INVESTMENT ADVISORY SERVICES. Subject to the general supervision and review of the Trustees of the Trust, the Adviser shall manage the investment operations of each Fund and the composition of the Fund’s holdings of securities and investments, including cash, the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Fund’s investment objectives and policies as stated in the Trust’s registration statement on Form N-1A, as such may be amended from time to time (the “Registration Statement”), with respect to the Fund, under the 1940 Act, and subject to the following understandings:

a)    the Adviser shall furnish a continuous investment program for each Fund and determine from time to time what investments or securities will be purchased, retained, sold or lent by the Fund, and what portion of the assets will be invested or held uninvested as cash;

b)    the Adviser shall use the same skill and care in the management of each Fund’s investments as it uses in the administration of other accounts for which it has investment responsibility as agent;

c)    the Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Trust’s Declaration of Trust (such Declaration of Trust, as presently in effect and as amended from time to time, is herein called the “Declaration of Trust”), the Trust’s By-Laws (such By-Laws, as presently in effect and as amended from time to time, are herein called the “By-Laws”) and the Registration Statement and with the instructions and directions of the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

d)    the Adviser shall determine the securities to be purchased, sold or lent by each Fund and as agent for the Fund will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and/or dealers the Adviser intends to seek best price and execution for purchases and sales; the Adviser shall also determine whether the Fund shall enter into repurchase or reverse repurchase agreements;

On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of one of the Funds as well as other customers of the Adviser, including any other of the Funds, the Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain best execution, including lower brokerage commissions, if applicable. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund;

e)    the Adviser shall maintain books and records with respect to each Fund’s securities transactions and shall render to the Trust’s Trustees such periodic and special reports as the Trustees may reasonably request;

f)    it is understood and agreed that the Adviser may from time to time employ or associate with such other entities or persons as the Adviser believes appropriate to assist in the performance of this Agreement with respect to a particular Fund or Funds (each a “Subadviser”), and that any such Subadviser shall have all of the rights and powers of the Adviser set forth in this Agreement as with respect to such Fund; provided, that a Fund shall not pay any additional compensation for the services provided by any Subadviser and the Adviser shall be responsible for the supervision of the activities of each Subadviser so engaged, and the Adviser shall be responsible for all acts or omissions of any Subadviser or other persons or entities, in connection with the performance of the Adviser’s duties hereunder unless otherwise agreed by the parties. The retention of any Subadviser shall be approved in advance by (i) the Board of Trustees of the Trust and (ii) the shareholders of the relevant Fund if required under any applicable provisions of the 1940 Act. The Adviser will review, monitor and report to the Trust’s Board of Trustees regarding the performance and investment procedures of any Subadviser. In the event that the services of any Subadviser are terminated, the Adviser may provide investment advisory services pursuant to this Agreement to the Fund without a Subadviser and without further shareholder approval to the extent consistent with the 1940 Act. A Subadviser may be an affiliate of the Adviser; and

3. ADMINISTRATIVE SERVICES. Subject to the direction and control of the Trustees, the Adviser shall, to the extent applicable, perform or supervise the performance by others of administrative services in connection with the operations of the Funds.

Without limiting the generality of the foregoing, the Adviser shall:

a)	Provide all necessary office facilities (which may be in the offices of the Adviser or an affiliate), equipment, and personnel for handling the affairs of the Funds;

b)

Subject to supervision by counsel to the Trust, prepare amendments to, file (to the extent necessary), and maintain the Trust’s governing documents, including the Declaration of Trust (or charter as the case may be), the Bylaws, and minutes of meetings of shareholders;

c)

Provide individuals reasonably acceptable to the Trust’s Trustees to serve as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined by the Trust’s Trustees;

d)	Prepare agenda and prepare and compile board materials for all Trustee meetings and review, file, and maintain minutes of meetings of Trustees;

e)	Provide appropriate personnel for Board of Trustees meetings;

f)

Subject to supervision by counsel to the Trust, prepare, review and file the Trust’s Registration Statement, any registration statement on Form N-14 (or any replacements therefor), periodic supplements to the Registration Statement, proxy materials and other filings with the Commission;

g)

Prepare and file, or supervise the preparation and filing of, Form N-CSR and provide any sub-certifications which may reasonably be requested by the Trust’s Principal Executive Officer or Principal Financial Officer in connection with the required certification of those filings and coordinate receipt of similar sub-certifications from other service providers that provide information to be included in such filings;

h)	Prepare or supervise the preparation of, all press releases and notices to the relevant listing exchange, as necessary;

i)	Prepare and file, or supervise the preparation and filing of, all necessary Blue Sky filings to the extent necessary;

j)	Prepare and file, or supervise the preparation and filing of, annual Form N-PX;

k)	Arrange for and coordinate the layout and printing of summary prospectuses, prospectuses, statements of additional information, semi-annual and annual reports to shareholders, and proxy materials;

l)	Prepare, with the assistance of personnel of the Adviser and any Subadviser, as applicable, communications to shareholders;

m)

Coordinate any necessary dissemination of prospectuses, notices, proxy statements, proxies, semi-annual and annual reports to shareholders, and other reports to Fund shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

n)	Prepare for and conduct shareholder meetings, if necessary;

o)	Assist with the design, development, and operation of Funds for the Trust, including new classes, investment objectives, policies and structure;

p)	Prepare semi-annual and annual financial statements;

q)	Prepare and file periodic reports to shareholders and the Commission on Form N-PORT or Form N-CEN or any replacement forms therefor;

r)	Prepare and file Notices to the Commission required pursuant to Rule 24f -2 of the 1940 Act;

s)

Compile data for, assist the Trust or its designee in the preparation of, and file, all of the Funds’ federal and state tax returns and required tax filings other than those required to be made by the Trust’s custodian and transfer agent;

t)	Prepare and distribute year-end shareholder tax information letters and Forms 1099-MISC for trustee fees and vendor payments;

u)	Identify and track book-tax differences;

v)	Prepare quarterly tax compliance checklist for use by Fund managers;

w)	Calculate declaration of income/capital gain distributions in compliance with income/excise tax distribution requirements of the Internal Revenue Code;

x)

Review reports produced by, and the operations and performance of, the various organizations providing services to the Trust or any Fund of the Trust, including, without limitation, the Adviser in its capacity as investment adviser, the Trust’s distributor, custodian, any Subadviser, fund accountant, transfer agent, outside legal counsel, independent public accountants, and other entities providing services to the Trust, and at the request of the Trustees, report to the Trustees on the performance of such organizations;

y)

Prepare, negotiate, and administer contracts on behalf of the Trust with, among others, the Adviser in its capacity as investment adviser, the Trust’s custodian, any Subadviser, fund accountant, shareholder servicing agent, and transfer agent and oversee expense disbursement and any service provider conversions;

z)

Calculate contractual Trust expenses and control all disbursements for the Trust, and as appropriate compute the Trust’s yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar weighted maturity;

aa)	Prepare annual Trust expense budget and monthly accrual analyses, perform various expense savings analysis and expense benchmarking analysis;

bb)	Prepare expense authorizations and review or prepare for management review all invoices for Trust expenses;

cc)	Calculate performance data of the Funds for dissemination to information service providers covering the investment company industry;

dd)	Review marketing material to verify that Fund information is accurate;

ee)	Prepare and file proofs of claims in connection with Class Action notices;

ff)	Monitor the Trust’s compliance with the Internal Revenue Code, and the regulations promulgated thereunder, so as to enable the Trust to maintain its status as a “regulated investment company;”

gg)	Monitor the Trust’s compliance with all applicable federal securities and other regulatory requirements;

hh)	Monitor the Trust’s compliance with its Registration Statement;

ii)

Obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(d)(7) under the 1940 Act as such bonds and policies are approved by the Trust’s Trustees;

jj)	Provide information and assistance with inspections by the Commission;

kk)	Coordinate annual audit activities, including providing information and assistance with respect to audits conducted by the Trust’s independent auditors;

ll)	Assist management with the administration of the trustees’ deferred compensation plans, if any;

mm)	Design, implement and maintain a disaster recovery program for the Trust’s records;

nn)

Assist the Trust’s Chief Compliance Officer with issues regarding the Trust’s compliance program (as approved by the Board of Trustees of the Trust in accordance with Rule 38a-1 under the 1940 Act) as reasonably requested;

oo)	Create and maintain the Funds’ website;

pp)	Administer the implementation and required distribution of the Privacy Policy of the Trust as required under Regulation S-P, as applicable; and

qq)

Perform all administrative services and functions of the Trust and each Fund to the extent administrative services and functions are not provided to the Trust or such Fund pursuant to the Trust’s or such Fund’s custodian agreement, fund accounting agreement, shareholder servicing agreement, and transfer agent agreement.

The Adviser shall perform such other administrative services for the Trust and the Funds as are mutually agreed upon by the parties from time to time. The Adviser may provide additional reports and services upon the request of the Trust. The Adviser may delegate some or all of its administrative responsibilities under this Agreement. Furthermore, the Adviser may, at its expense, subcontract with any entity or person concerning the provision of the administrative services contemplated hereunder. The Adviser shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such delegate or subcontractor and provided further, that the Adviser shall be responsible, to the extent provided in paragraph 10 hereof, for all acts of such delegate or subcontractor as if such acts were its own.

4.    COMPLIANCE WITH RULE 38a-1. The Adviser shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the same requisite level of skill and competence required to effectively discharge its responsibilities. The Adviser shall also provide the Trust’s chief compliance officer with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.

5.    DOCUMENTS.    The Trust has delivered copies of each of the following documents to the Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:

a)	The Declaration of Trust;

b)	The By-Laws

c)	Resolutions of the Board of Trustees of the Trust authorizing the appointment of the Adviser and approving the form of this Agreement; and

d)	The Trust’s Notification of Registration on Form N-8A and Registration Statement as filed with the Commission.

6.    BOOKS AND RECORDS. With respect to its role as investment adviser, the Adviser shall keep each Fund’s books and records required to be maintained by it pursuant to paragraph 2(e). With respect to its role as administrator, the Adviser shall maintain customary records in connection with its duties as specified in this Agreement.

The Adviser agrees that all records which it maintains for any Fund are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act any such records as are required to be prepared or maintained by the Adviser with respect to any Fund by Rule 31a-1 under the 1940 Act.

In case of any request or demand for the inspection of such records by another party, the Adviser shall notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that the Adviser may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

7.    CONFLICT OF INTEREST PROVISIONS.    The Adviser and/or its affiliates (“JPMorgan Chase”) perform investment services, including rendering investment advice, to varied clients. The Adviser, JPMorgan Chase and its or their directors, officers, agents, and/or employees may render similar or differing investment advisory services to clients and may give advice or exercise investment responsibility and take such other action with respect to any of its other clients that differs from the advice given or the timing or nature of action taken with respect to another client or group of clients, provided that such activities will not adversely affect or otherwise impair the performance by the Adviser of its duties and obligations under this Agreement and such activities are not otherwise prohibited by applicable law. It is the Adviser’s policy, to the extent practicable, to allocate, within its reasonable discretion, investment opportunities among clients over a period of time on a fair and equitable basis. One or more of the Adviser’s other client accounts may at any time hold, acquire, increase, decrease, dispose, or otherwise deal with positions in investments in which another client account may have an interest from time-to-time.

The Adviser, JPMorgan Chase, and any of its or their directors, partners, officers, agents or employees, may also buy, sell, or trade securities for their own accounts or the proprietary accounts of the Adviser and/or JPMorgan Chase. The Adviser and/or JPMorgan Chase, within their discretion, may make different investment decisions and other actions with respect to their own proprietary accounts than those made for client accounts, including the timing or nature of such investment decisions or actions. Further, the Adviser is not required to purchase or sell for any client account securities that it, JPMorgan Chase, and any of its or their employees, principals, or agents may purchase or sell for their own accounts or the proprietary accounts of the Adviser, or JPMorgan Chase or its clients.

The Adviser will maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), a copy of which will be provided to the Trust, and will institute procedures reasonably necessary to prevent any “Access Person” (as defined in Rule 17j-1) from violating its Code of Ethics. The Adviser will follow such Code of Ethics in performing its services under this Agreement. Further, the Adviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Adviser and its employees, a copy of which it will provide to the Trust upon any reasonable request. The Adviser shall ensure that its employees will comply in all material respects with the provisions of Section 16 of the Exchange Act, and to cooperate reasonably with the Trust for purposes of filing any required reports with the SEC or such other regulator having appropriate jurisdiction.

8.    EXPENSES. During the term of this Agreement the Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, other than the cost of securities and investments purchased for a Fund (including taxes and brokerage commissions, if any). The Adviser shall pay, among other things, (i) all expenses relating to its registration under the Investment Advisers Act of 1940; and (ii) all other general business overhead expenses incurred in connection with the distribution services provided to the Trust, including office space, equipment, and personnel as may be necessary or convenient to provide the services.

During the term of this Agreement, the Adviser will pay all of the expenses of the Trust relating to each Fund covered by this Agreement and each Fund, except for (i) the fee payment under this Agreement as described in paragraph 9, (ii) payments under the Fund’s 12b-1 plan (if any), (iii) interest expenses, (iv) dividend and interest expenses related to short sales, (v) taxes, (vi) acquired fund fees and expenses other than fees for funds advised by the Adviser and/or its affiliates, (vii) brokers’ commissions and any other transaction-related expenses and fees arising out of transactions effected on behalf of the Fund, (viii) costs of holding shareholder meetings, (ix) the costs of any securities lending program, and (x) litigation and potential litigation and other extraordinary expenses not incurred in the ordinary course of the Fund’s business. For the avoidance of doubt, the Adviser’s payment of such expenses may be accomplished through the Fund’s payment of such expenses and a corresponding reduction in the fee payable to the Adviser pursuant to paragraph 9 hereof; provided, however, that if the amount of expenses paid by the Fund exceeds the fee payable to the Adviser pursuant to paragraph 9 hereof, the Adviser will reimburse the Fund for such excess amount.

9.    COMPENSATION. For the services provided and the expenses borne pursuant to this Agreement, each Fund will pay to the Adviser as full compensation therefor a fee at an annual rate set forth on Schedule A attached hereto. Such fee will be computed based on the average daily net assets and payable as agreed by the Trust and the Adviser, but no more frequently than monthly. If this Agreement terminates with respect to any Fund or the Trust before the last day of a month, the Adviser’s compensation for that part of the month in which this Agreement is in effect shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

10.    LIMITATION OF ADVISER’S LIABILITY. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

11.    NON-EXCLUSIVE ACTIVITIES OF THE ADVISER. The services of the Adviser provided to the Trust or any of the Funds under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

12.    TERM. This Agreement will become effective as to an initial Fund as of the date first written above and, unless sooner terminated as provided herein, shall continue in effect until February 28, 2021. Thereafter, if not terminated, this Agreement shall continue in effect as to an initial Fund for successive periods of twelve months each ending on the last day of February of each year, only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. With respect to each new Fund added to the Agreement, each such Fund shall have an initial term of up to two years ending on the date indicated on Schedule A and thereafter, if not terminated, shall continue in effect for successive periods each ending on April 30 of each year, only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. With respect to all Funds, however, this Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by vote of a majority of all the Trustees of the Trust or by vote of a majority of the outstanding voting securities of that Fund on 60 days’ written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Trust. The termination of this Agreement with respect to one Fund shall not result in the termination of this Agreement with respect to any other Fund. This Agreement will automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act), provided that an assignment to a corporate successor to all or substantially all of the Adviser’s business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control of the Adviser’s business shall not be deemed to be an assignment for the purposes of this Agreement.

13.    INDEPENDENT CONTRACTOR. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Funds.

14.    AMENDMENT. This Agreement may be amended, with respect to any Fund, by mutual consent, subject to any requirements for approval by the vote of a majority of the outstanding voting securities of the Fund by the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted by, or interpretative releases or no-action letters of, the Commission or its staff. In addition to the requirements of this paragraph 14, the terms of any amendment of this Agreement must be approved by vote of a majority of those Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment.

15.    NOTICES. Notices of any kind to be given to the Adviser by the Trust shall be in writing and shall be duly given if mailed or delivered to the Adviser at 277 Park Avenue, New York, New York 10172, Attention: J.P. Morgan Investment Management Inc., or at such other address or to such other individual as shall be specified by the Adviser to the Trust. Notices of any kind to be given to the Trust by the Adviser shall be in writing and shall be duly given if mailed or delivered to the J.P. Morgan Exchange-Traded Fund Trust , 277 Park Avenue, New York, New York 10172, Attention: President, with a copy to the Secretary at the same address, or at such other address or to such other individual as shall be specified by the Trust to the Adviser.

16.    LIMITATION OF LIABILITY OF THE TRUSTEES. The Trustees of the Trust have authorized the execution of this Agreement in their capacity as Trustees and not individually, and the Adviser agrees that neither the past, present or future Trustees nor any officer or employee of the Trust nor any Fund’s investors nor any representative or agent of the Trust or of the Fund(s) shall be personally liable upon, or shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Trust or the Fund(s), that such past, present or future Trustees, officers, employees, investors, representatives and agents shall not be personally liable hereunder, and that it shall look solely to the Trust property for the satisfaction of any claim hereunder.

17.    NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement.

18.    COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

19.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

20.    CONFIDENTIAL INFORMATION. Notwithstanding anything in this Agreement to the contrary:

The Adviser shall treat as confidential and shall not use or disclose to any other party any nonpublic information that it receives in connection with this Agreement (“Confidential Information”), unless such use or disclosure (i) is necessary to fulfill the Adviser’s obligations under this Agreement (subject to any conditions set forth elsewhere in the Agreement), (ii) as may be required by law, or (iii) as otherwise authorized in writing by the Trust. Confidential Information shall include Nonpublic Personal Information (as defined below).

To the extent the Adviser receives or has access to any Nonpublic Personal Information (as that term is defined in Title V of the Gramm-Leach-Bliley Act of 1999, and the relevant rules and regulations issued thereunder (the “GLBA”)) pursuant to this Agreement, the Adviser agrees that it shall not disclose any such Nonpublic Personal Information except in a manner permitted by the GLBA or as otherwise required by law. The Adviser agrees that it will comply with all applicable requirements under the GLBA.

The Adviser acknowledges that it has received and reviewed a copy of the Trust’s privacy policy applicable to Nonpublic Personal Information and it agrees that it will not act in a manner that is inconsistent with such policy.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of date first listed above.

J.P. MORGAN EXCHANGE-TRADED FUND TRUST

/s/ Paul Shield
By:	Paul Shield
Title:	Vice President & Assistant Treasurer

J.P. MORGAN INVESTMENT MANAGEMENT INC.

/s/ Brian S. Shlissel
By:	Brian S. Shlissel
Title:	Managing Director

Schedule A

to

Management Agreement

for

J.P. Morgan Exchange-Traded Fund Trust

Fee Rates

Name	Fee Rate
JPMorgan BetaBuilders 1-5 Year U.S. Aggregate Bond ETF	0.05%
JPMorgan BetaBuilders U.S. Equity ETF	0.02%

A-1